Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Highlights

  Net income per share was $0.12 in the third quarter of 2010, including reductions for restructuring charges of $0.02 and income tax adjustments of $0.03.
  Q3 2010 net sales were $228.4 million, an increase of 4.8 percent compared to Q3 2009.
  EBITDA was $27.7 million in the third quarter of 2010, including restructuring charges of $0.8 million. EBITDA was also reduced by foreign currency revaluation losses totaling $7.6 million.
  EBITDA in Q3 2009 was $18.5 million, including restructuring charges of $20.2 million, and a gain on extinguishment of debt of $7.9 million. EBITDA was also reduced by foreign currency revaluation losses totaling $0.8 million.

ALBANY, N.Y.--(BUSINESS WIRE)--November 3, 2010--Albany International Corp. (NYSE:AIN) reported third-quarter 2010 net income of $3.6 million ($0.12 per share). Net income was reduced by U.S. GAAP restructuring charges of $0.8 million ($0.02 per share) and income tax adjustments of $1.1 million ($0.03 per share). Net income was also reduced by foreign currency revaluation losses, principally resulting from the stronger euro, totaling $7.6 million ($0.16 per share). For the third quarter of 2009, net loss was $5.1 million ($0.17 per share) and included U.S. GAAP restructuring charges of $20.2 million ($0.51 per share), unfavorable income tax adjustments of $0.5 million ($0.01 per share), and a gain of $7.9 million ($0.16 per share) related to an extinguishment of debt (see non-GAAP disclosures below for earnings-per-share effects in Tables 5 and 6).

Net sales for Q3 2010 were $228.4 million, an increase of 4.8 percent compared to the third quarter of 2009. Excluding the effect of changes in currency translation rates, net sales in the third quarter of 2010 increased 7.2 percent as compared to Q3 2009, as shown below:

Table 1
				Impact of
	Net Sales			Changes	Percent Change
	Three Months ended			in Currency	excluding
	September 30,		Percent	Translation	Currency Rate
(in thousands)	2010	2009	Change	Rates	Effect
Paper Machine Clothing	$155,008	$154,290	0.5%	($2,973)	2.4%
Albany Door Systems	36,247	31,198	16.2	(1,577)	21.2
Engineered Fabrics	20,961	21,001	(0.2)	(500)	2.2
Engineered Composites	10,585	8,068	31.2	-	31.2
PrimaLoft® Products	5,613	3,374	66.4	(192)	72.1
Total	$228,414	$217,931	4.8%	($5,242)	7.2%

Gross profit was 37.9 percent of net sales in the third quarter of 2010, compared to 33.9 percent in the same period of 2009. The improvement was principally due to cost reductions resulting from previously announced restructuring and performance-improvement initiatives. Q3 2010 cost of goods sold included $1.7 million for equipment relocation, resulting from previously announced restructuring. Such equipment relocation is now largely completed. Cost of goods sold in Q3 2009 included $0.4 million for equipment relocation and $2.6 million for idle capacity at plants being closed.

Selling, technical, general, and research (STG&R) expenses were $67.5 million, or 29.6 percent of net sales, in the third quarter of 2010. STG&R expenses included expense of $2.8 million related to the revaluation of non-functional-currency assets and liabilities, and expenses of $1.0 million related to SAP implementation, which the Company expects to continue through the second quarter of 2011. STG&R expenses also include a gain of $2.5 million, and a loss provision of $0.6 million, related to former manufacturing facilities. An increase in the Company share price during the quarter resulted in an increase of $0.9 million in compensation expense. As described in prior earnings reports, quarterly costs related to U.S. pension and postretirement plans increased $2.5 million in 2010. In the third quarter of 2009, STG&R expenses were $61.2 million, or 28.1 percent of net sales, including $1.3 million related to SAP implementation and $1.6 million related to the revaluation of non-functional-currency assets and liabilities.

Operating income was $18.2 million in the third quarter of 2010, compared to a loss of $7.5 million for the same period of 2009.

The following table presents third-quarter segment operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2010	2009
Paper Machine Clothing	$38,916	$13,628
Albany Door Systems	2,490	(1,060)
Engineered Fabrics	2,391	2,128
Engineered Composites	(2,637)	(1,571)
PrimaLoft® Products	1,264	(15)
Research expenses	(6,330)	(5,019)
Unallocated expenses	(17,942)	(15,577)
Total	$18,152	($7,486)

Third-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges
	Three Months ended
	September 30,
(in thousands)	2010	2009
Paper Machine Clothing	$ 216	$18,356
Albany Door Systems	(249)	1,515
Engineered Fabrics	405	168
Engineered Composites	453	157
Unallocated expenses	17	35
Total	$ 842	$20,231

Q3 2010 other income/expense, net, was expense of $5.9 million, including a $4.8 million loss related to revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q3 2009 was income of $8.1 million, including a gain of $7.9 million related to the extinguishment of debt, and income of $0.8 million related to the revaluation of non-functional-currency intercompany balances.

The Company’s income tax rate on continuing operations, exclusive of discrete tax items, increased from 32.6 percent in Q2 2010 to 36.0 percent in Q3. This increase in the tax rate was primarily due to a continued shift in the distribution of income toward higher-tax jurisdictions. The higher rate, when applied to income of the first two quarters, has the effect of increasing tax expense by $1.0 million in Q3 2010. Income tax for Q3 2009 included $0.5 million of expense related to discrete tax charges and a change in the effective tax rate.

EBITDA was $27.7 million in the third quarter of 2010, including restructuring charges of $0.8 million. Q3 2010 EBITDA also includes revaluation losses totaling $7.6 million. EBITDA in Q3 2009 was $18.5 million, including restructuring charges of $20.2 million, and a gain on extinguishment of debt of $7.9 million. EBITDA was also reduced by foreign currency revaluation losses totaling $0.8 million.

Net cash provided by operating activities was $9.3 million, including a voluntary contribution of $5.0 million to the United States pension plan and payments for restructuring activities of $4.2 million. Additional cash payments for the remaining restructuring accruals of about $6 million are anticipated to be made over the next year. Net cash provided by operating activities was $23.0 million in the third quarter of 2009, including a voluntary contribution of $20 million to the U.S. pension plan and payments for restructuring activities of $7.3 million.

Capital spending was $4.0 million for the third quarter of 2010, and was $17.9 million for the first nine months of 2010. We expect the full-year total to be in the $30-35 million range. Depreciation and amortization for the quarter were $13.2 million and $2.3 million, respectively. We expect full-year depreciation and amortization to total approximately $63 million. For 2011, we currently expect approximately $45-55 million of capital spending and $65 million of depreciation and amortization.

CEO Comments

President and CEO Joe Morone said, “Q3 2010 was another strong quarter for Albany International. Sales held at Q2 2010 levels, despite summer seasonal effects, and were 4.8 percent ahead of Q3 2009. Excluding restructuring expense and currency revaluation effects, EBITDA in Q3 2010 was comparable to EBITDA in Q2 2010. Gross margin improved to 38 percent, the order-to-sales ratio strengthened, backlog grew, and each of our businesses made important progress on critical strategic issues during the quarter.

“I do not ordinarily comment on the effects of currency on our quarterly earnings, but volatility in currency markets has had a notable impact on results in each of the last two quarters. The sharp decline in the value of the euro during Q2 led to $6.7 million in currency revaluation gains. Those gains were completely reversed in Q3, when an even sharper rise in the value of the euro led to $7.6 million of currency revaluation losses. The comparable figure for Q3 2009 was $0.8 million in currency revaluation losses.

“Q3 was an especially strong quarter for PMC with gross margin of 44 percent and operating margin of 25 percent (see Tables 1 and 2). As we discussed in our Q2 release, Q3 sales in PMC have historically been lower than Q2 because of summer slowdowns. But this year, sales held firm in Q3, while the order backlog, which historically has declined in Q3, grew to its highest point of the year. Meanwhile, pricing remained stable; another important contract negotiation, this one in Europe, was successfully concluded; our emphasis on reducing our customers’ total cost of ownership continued to gain traction in the market; and Albany is not scheduled to participate in a major contract negotiation until Q3 2012. As a result, we are less concerned about near-term price instability than we have been in quite some time.

“Q3 was also an important quarter for Albany Engineered Composites (AEC). Sales were 31 percent ahead of Q3 2009, and both the short- and long-term potential for growth remains promising. For the short term, we continue to see the potential to double sales from Q3 2009 levels by the end of 2011 or early 2012. Looking ahead further, AEC continues to focus on expanding its portfolio of growth opportunities, as evidenced by the recent announcement about the Boeing CLEEN program, and it announced last month that it has selected the site for a new plant, which is expected to employ up to 300 people at peak production in support of Safran’s Leap-X engine. Public statements by Airbus officials continue to suggest a final decision regarding re-engining the A320 by the end of the year. Boeing, meanwhile, is reported to be weighing two options: re-engine the 737, or develop an entirely new single-aisle aircraft for entry into service by no later than 2020. Either option is beneficial to AEC. While development of a new single-aisle aircraft by Boeing (or Airbus, for that matter) would delay sales of any replacement engines until later in the decade, it would almost certainly extend the life of such engine programs well beyond the 2020s, and it would accelerate into this decade the opportunity to apply AEC’s advanced composite technology to a number of potential applications on the airframe.

“AEC profitability remained weak in Q3, again due entirely to the Boerne operation. However, good progress was made toward turning Boerne toward breakeven, and we continue to expect AEC to generate positive EBITDA in 2011 and positive operating income in 2012.

“As expected, Albany Door Systems is recovering as the economy improves. Sales were 16 percent ahead of Q3 2009, while operating income increased to $2.5 million. The outlook for Q4, which is the seasonal high for this business, is promising, as the order backlog is 11 percent ahead of the Q3 2009 backlog. The PrimaLoft® Products segment continued its strong performance in Q3. This business hits its seasonal low in the second half of the year, during which it typically generates operating losses. But this quarter, on sales that were 66 percent ahead of Q3 2009, PrimaLoft generated $1.3 million of operating income. We expect the usual seasonal low in Q4 of this year, but the outlook is promising for another strong year in 2011 unless winter is unusually warm in North America and Europe.

“The one business that had a disappointing Q3 was Engineered Fabrics. August was particularly weak as summer slowdowns, compounded by weakness in the U.S. housing market, drove sales back to Q3 2009 levels. However, sales and order trends suggest a normal seasonal rebound in Q4, and the business made good progress in the quarter in new product development and in laying the foundation for growth in Asia.

“In sum, excluding currency effects, Q3 was another strong quarter for Albany International. Sales and EBITDA were comparable to Q2 despite seasonal effects; order backlog is strong for this time of year and ahead of last year’s levels; pricing in PMC remains stable and no new contract negotiations are pending for two years; and the outlook for AEC, both near and long term, for both sales and profitability, continues to be promising.”

CFO Comments

Acting CFO John Cozzolino commented, “During Q3 the Company continued to generate cash as net debt (total debt less cash) declined from $333 million at the end of Q2 to $325 million at the end of Q3. The cash flow generated by the strong EBITDA in the quarter was partially offset by a net increase in accounts receivable and inventory, excluding currency effects, of about $5 million. Days sales outstanding in accounts receivable increased from 60 days at the end of Q2 to 64 days at the end of Q3. This increase is largely due to strong sales at the end of the quarter and provides an opportunity for improvement in Q4. Inventory, excluding currency effects, declined again during the quarter bringing the year-to-date reduction to almost $15 million. Inventory as a percent of sales declined from 19.8 percent at the end of 2009 to 17.1 percent at the end of Q3 2010. Continued operational focus on reducing inventory and strong sales is the major reason for this improvement.

“Cash flow in Q3 was reduced by a $5 million contribution to the U.S. pension plan and about $4 million of debt issuance costs as part of the new bank credit facility completed in July. The Company expects to make an additional contribution to the U.S. pension plan in Q4 in the range of $5 to $10 million. Cash flow in Q3 was increased by approximately $3 million as the Company completed the sale of its plant in Tumwater, Washington.

“As described in our Q2 release, currency effects impact our operating results in two ways: revaluation of non-functional-currency assets and liabilities, and translation of our income and expenses from non-U.S. entities. In Q3, by far the more significant impact was $7.6 million in revaluation losses in STG&R and other income/expense. For the most part, this loss did not affect cash flow as it was principally related to the revaluation of U.S.-dollar trade receivables and payables, and Canadian dollar, Australian dollar and Japanese yen intercompany loans, to the much stronger euro. In Europe, funds collected from U.S.-dollar trade receivables are typically held in a U.S.-dollar bank account and used to fund U.S.-dollar expenses, thereby limiting the cash effect of any rate change. Regarding the translation of income and expenses, EBITDA was only about $0.2 million lower than it would have been if rates had stayed constant with Q2. Net income or expense positions by currency did not materially change during the quarter.

“The Company’s income tax rate on continuing operations, exclusive of discrete tax items, through Q3 is 36 percent and is expected to stay approximately at that level for the rest of the year. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes on continuing operations during the first nine months of 2010 was about $7 million and is expected to total about $15 million for the full year.

“As discussed last quarter, in July the Company entered into a $390 million, unsecured five-year revolving credit facility agreement with its bank group. In September, the Company amended its note agreement with The Prudential Insurance Company of America, and other affiliated purchasers, to substantially conform the covenants and events of default to the new credit facility. There was no significant cost for this amendment and the annual, fixed interest rate for the notes remains at 6.84 percent. The leverage ratio limit is now 3.50 for the remaining terms of both the Prudential notes and the bank credit facility. The Company’s leverage ratio at the end of Q3 was 2.26.”

The Company plans a live webcast to discuss third-quarter 2010 financial results on Thursday, November 4, 2010, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation, and amortization (EBITDA), EBITDA excluding restructuring charges, costs associated with restructuring initiatives, sales excluding currency effects, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the Company’s 2009 gain on extinguishment of debt, and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation, and Amortization to Net income. The Company believes that EBITDA provides useful information to investors because it provides an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges:

Table 4
	Three Months ended
	Sept. 30,	June 30,	Sept. 30,
(in thousands)	2010	2010	2009
Net income/(loss)	$3,627	$7,877	($5,093)
Interest expense, net	4,833	3,882	4,772
Income tax expense	3,732	15,102	920
Depreciation	13,204	13,309	15,819
Amortization	2,256	2,276	2,051
EBITDA	27,652	42,446	18,469
Restructuring and other, net	842	689	20,231
EBITDA excluding restructuring charges	$28,494	$43,135	$38,700

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 5
Quarter ended September 30, 2010
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$842	$ 303	$ 539	31,118	$0.02
Foreign currency revaluation losses	7,644	2,752	4,892	31,118	0.16
Income tax adjustments	-	1,069	1,069	31,118	0.03

Table 6
Quarter ended September 30, 2009
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$20,231	$4,451	$15,780	30,808	$0.51
Gain on extinguishment of debt	(7,914)	(3,086)	(4,828)	30,808	(0.16)
Income tax adjustments	-	459	459	30,808	0.01

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to the Company's pension plans, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2010	2009		2010	2009

$228,414	$217,931	Net sales	$669,737	$639,695
141,879	144,013	Cost of goods sold	420,138	426,858

86,535	73,918	Gross profit	249,599	212,837
67,541	61,173	Selling, technical, general and research expenses	194,983	193,425
842	20,231	Restructuring and other, net	2,923	71,220

18,152	(7,486)	Operating income/(loss)	51,693	(51,808)
4,833	4,772	Interest expense, net	12,540	16,692
5,920	(8,086)	Other expense/(income), net	648	(45,106)

7,399	(4,172)	Income/(loss) from continuing operations before income taxes	38,505	(23,394)
3,732	920	Income tax expense	21,461	3,654

3,667	(5,092)	Income/(loss) before associated companies	17,044	(27,048)
(40)	(1)	Equity in (loss)/income of associated companies	58	(91)

3,627	(5,093)	Income/(loss) from continuing operations	17,102	(27,139)
-	-	(Loss) from discontinued operations	-	(10,000)

$3,627	($5,093)	Net income/(loss)	$17,102	($37,139)

		Income/(loss) from continuing operations per share:
$0.12	($0.17)	Basic	$0.55	($0.89)
$0.12	($0.17)	Diluted	$0.55	($0.89)

		(Loss) from discontinued operations per share:
-	-	Basic	-	($0.33)
-	-	Diluted	-	($0.33)

		Net income/(loss) per share:
$0.12	($0.17)	Basic	$0.55	($1.22)
$0.12	($0.17)	Diluted	$0.55	($1.22)

		Shares used in computing earnings per share:
31,118	30,808	Basic	31,040	30,529
31,211	30,808	Diluted	31,145	30,529

$0.12	$0.12	Dividends per share	$0.36	$0.36

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$99,410	$97,466
Accounts receivable, net	175,304	168,523
Inventories	157,116	172,433
Income taxes receivable and deferred	39,486	42,613
Prepaid expenses and other current assets	15,181	9,712
Total current assets	486,497	490,747

Property, plant and equipment, net	492,482	514,475
Investments in associated companies	3,155	3,001
Intangibles	4,614	5,216
Goodwill	116,322	120,037
Deferred taxes	136,636	144,274
Cash surrender value of life insurance policies	-	49,135
Other assets	20,801	18,264
Total assets	$1,260,507	$1,345,149

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$11,911	$15,296
Accounts payable	44,130	52,618
Accrued liabilities	116,138	116,600
Current maturities of long-term debt	12	11
Income taxes payable and deferred	6,446	3,639
Total current liabilities	178,637	188,164

Long-term debt	412,476	483,922
Other noncurrent liabilities	180,268	185,067
Deferred taxes and other credits	68,326	65,383
Total liabilities	839,707	922,536

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,399,000 in 2010 and 36,149,115 in 2009	36	36
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2010 and 2009	3	3
Additional paid in capital	387,342	382,674
Retained earnings	386,258	380,335
Accumulated items of other comprehensive income:
Translation adjustments	(5,603)	4,167
Pension and post retirement liability adjustments	(87,332)	(86,303)
Derivative valuation adjustment	(1,873)	-
	678,831	680,912
Less treasury stock (Class A), at cost 8,484,528 shares
in 2010 and 8,496,739 shares in 2009	258,031	258,299
Total shareholders' equity	420,800	422,613
Total liabilities and shareholders' equity	$1,260,507	$1,345,149

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2010	2009		2010	2009
		OPERATING ACTIVITIES
$3,627	($5,093)	Net income/(loss)	$17,102	($37,139)
		Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
40	1	Equity in losses/(earnings) of associated companies	(58)	91
13,204	15,819	Depreciation	40,454	44,912
2,256	2,051	Amortization	6,486	6,457
188	321	Noncash interest expense	565	2,093
-	(7,935)	Gain on early retirement of debt	-	(47,366)
-	(2,687)	Settlement of accreted debt discount	-	(10,144)
(2,825)	(20,907)	Provision for deferred income taxes, other credits and long-term liabilities	8,390	(32,933)
116	12,223	Provision for write-off of property, plant and equipment	3,209	13,832
(2,454)	-	Gain on disposition of assets	(2,454)	-
-	-	Provision for impairment of investment	-	2,624
-	158	Decrease/(increase) in cash surrender value of life insurance	-	(1,669)
-	-	Provision for purchase price adjustment of discontinued operation	-	10,000
-	-	Stock option expense	-	70
(12)	-	Excess tax benefit of options exercised	(12)	-
1,790	71	Compensation and benefits paid or payable in Class A Common Stock	4,799	3,425

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
(7,783)	15,387	Accounts receivable	(8,127)	52,691
2,626	17,937	Inventories	14,644	26,474
(3,289)	(1,814)	Prepaid expenses and other current assets	(5,319)	49
(3,671)	(505)	Accounts payable	(8,115)	(29,608)
7,487	(1,638)	Accrued liabilities	(1,206)	17,527
(431)	94	Income taxes payable	(110)	(2,849)
(1,556)	(516)	Other, net	(113)	1,188
9,313	22,967	Net cash provided by operating activities	70,135	19,725

		INVESTING ACTIVITIES
(4,029)	(8,053)	Purchases of property, plant and equipment	(17,944)	(33,917)
-	(10,000)	Purchase price adjustment from sale of discontinued operations	-	(10,000)
(644)	(217)	Purchased software	(2,590)	(2,525)
3,209	-	Proceeds from sale of assets	3,209	-
-	-	Acquisitions, net of cash acquired	(1,902)	-
-	2,033	Cash received from life insurance policy terminations	49,302	2,272
-	(957)	Premiums paid for life insurance policies	-	(957)
(1,464)	(17,194)	Net cash (used in)/provided by investing activities	30,075	(45,127)

		FINANCING ACTIVITIES
576	18,264	Proceeds from borrowings	6,728	123,314
(12,369)	(5,496)	Principal payments on debt	(82,124)	(10,129)
-	(16,199)	Early retirement of debt	-	(62,701)
(11)	8	Proceeds from options exercised	125	8
12	-	Excess tax benefit of options exercised	12	-
(4,471)	-	Debt issuance costs	(4,471)	-
(3,729)	(3,692)	Dividends paid	(11,148)	(10,894)
(19,992)	(7,115)	Net cash (used in)/provided by financing activities	(90,878)	39,598

8,880	3,006	Effect of exchange rate changes on cash flows	(7,388)	1,605

(3,263)	1,664	(Decrease)/increase in cash and cash equivalents	1,944	15,801
102,673	120,708	Cash and cash equivalents at beginning of period	97,466	106,571
$99,410	$122,372	Cash and cash equivalents at end of period	$99,410	$122,372

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate Treasurer and
Strategic Planning/Acting Chief Financial Officer
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com